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                                                                     EXHIBIT 5

                          NUTTER, McCLENNEN & FISH, LLP

                                ATTORNEYS AT LAW

                             ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2699

             TELEPHONE:  617-439-2000          FACSIMILE:  617-973-9748

CAPE COD OFFICE                                            DIRECT DIAL NUMBER
HYANNIS, MASSACHUSETTS

                                                             August 7, 1998

BridgeStreet Accommodations, Inc.
30670 Bainbridge Road
Solon, OH  44139

Gentlemen/Ladies:

     Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") which BridgeStreet Accommodations, Inc. (the "Company") is filing concurrently herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (i) (A) 125,000 shares of common stock, $.01 par value per share (the "Common Stock"), issuable pursuant to the Stock Option Agreement (125,000 Shares) dated as of June 12, 1998 between the Company and John E. Danneberg, and
(B) 175,000 shares of Common Stock issuable pursuant to the Stock Option Agreement (175,000 Shares) dated as of June 12, 1998 between the Company and John E. Danneberg (collectively, the "Agreements"), and (ii) an indeterminate number of shares of such Common Stock which may be issued or become issuable under the Agreements by reason of stock dividends, stock splits or other recapitalizations executed hereafter.

     We have acted as legal counsel for the Company in connection with the preparation, execution and delivery of the Agreements, are familiar with the Company's Certificate of Incorporation and By-laws, both as amended to date (collectively, the "Organizational Documents"), and have examined such other documents as we deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that:

     1. When issued and paid for in compliance with the terms of the Agreements, the Organizational Documents (as amended through the dates of any such issuances) and the Delaware General Corporation Law, the 300,000 shares of Common Stock referred to in (i) above will be duly and validly issued, fully paid and non-assessable; and

     2. The additional shares of Common Stock which may become issuable under the Agreements by reason of stock dividends, stock splits or other recapitalizations hereafter executed, if and when issued in accordance with the terms of the Agreements and upon compliance with the applicable provisions of law and of the Organizational Documents


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BridgeStreet Accomodations, Inc.
August 7, 1998

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(as amended through the dates of any such issuances) will be duly and validly issued, fully paid and non-assessable.

     We understand that this opinion letter is to be used in connection with the Registration Statement and hereby consent to the filing of this opinion letter with and as a part of the Registration Statement and of any amendments thereto. It is understood that this opinion letter is to be used in connection with the offer and sale of the aforesaid shares only while the Registration Statement, as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act, is effective under the Securities Act.

                                Very truly yours,

                                /s/ Nutter, McClennen & Fish, LLP

                                Nutter, McClennen & Fish, LLP

JED/DSS/HVE


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